Exhibit 4.122

CASH SETTLED OPTION

NGP BLUE MOUNTAIN HOLDCO LLC

Applicable Percentage of Option Settlement	New York, New York

Amount Represented by this Option: 1.66667%[1]	August 29, 2008

This Cash Settled Option (this option and all options issued upon the partial exercise, transfer or division of or in substitution for any such option, an “Option”) is to certify that, for value received, TRUST COMPANY OF THE WEST, NOT IN ITS INDIVIDUAL CAPACITY BUT ONLY AS TRUSTEE OF THE TRUST ESTABLISHED PURSUANT TO AN INDIVIDUAL TRUST AGREEMENT DATED AS OF JANUARY 31, 1987, AS AMENDED, BETWEEN THE BOILERMAKER-BLACKSMITH PENSION TRUST AND ITSELF (the “Option Holder”), is entitled to receive upon exercise of this Option, from NGP BLUE MOUNTAIN HOLDCO LLC, a Delaware limited liability company (“Issuer”), the Applicable Percentage (as defined below) of the Option Settlement Amount (as defined below) in accordance with Section 5.4 hereof.

This Option is issued pursuant to the terms of the Note Purchase Agreement dated as of August 29, 2008 by and among Issuer, the Note Purchasers party thereto and TCW Asset Management Company, as Agent (as amended, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Note Purchase Agreement (regardless of whether such agreement is in full force and effect).

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THIS OPTION HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

1.

Options, Exchanges and Replacements.

1.1

Option.  This Option is issued by Issuer pursuant to the Note Purchase Agreement.  Neither the grant nor the ownership of this Option shall entitle the Option Holder to any rights or subject the Option Holder to any duties or obligations as an equity holder in Issuer, either at law or in equity.

1.2

Transfer and Exchange of Option.  Subject to Section 6 below, the Option Holder may, at its option, either in person or by a duly authorized attorney, surrender this Option along with a duly executed assignment at the principal office of Issuer, and Issuer, at its expense (including the cost of delivery of one or more new Options by Issuer to the address specified in the request), will issue in exchange therefor one or more new Options, registered in the name or names of the person or persons designated by the Option Holder, representing a right to receive the same aggregate percentage of the Option Settlement Amount as is represented by the Option surrendered for exchange.

_________________________

1Aggregate percentage 7.5%

1.3

Loss, Theft, Destruction or Mutilation of Option.  Upon receipt of evidence reasonably satisfactory to Issuer of the loss, theft, destruction or mutilation of this Option and, in the case of any such loss, theft or destruction, upon receipt of an indemnity agreement reasonably satisfactory to Issuer or, in the case of any such mutilation, upon surrender and cancellation of this Option, Issuer will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Option, a new Option, representing a right to purchase the same aggregate percentage of the Option Settlement Amount as was represented by the lost, stolen, destroyed or mutilated Option.

1.4

Form of Replacement Option.  Any Option issued upon transfer or exchange of this Option, or issued in lieu of a lost, stolen, destroyed or mutilated Option, shall be the valid obligations of Issuer, evidencing the same rights, and entitled to the same benefits, as the Option surrendered upon such transfer, exchange or issuance, with any appropriate insertions or variations (including, but not limited to, variations in respect of the Applicable Percentage in the event the Option is partially exercised or divided or substituted as provided in Section 1.5 below).

1.5

Percentage of Option Settlement Amount Represented by this Option.  Upon any partial exercise of this Option, transfer of this Option or other issuance of one or more new Options in exchange, division or substitution for this Option, the new Option or Options will specify on their face the percentage of the Option Settlement Amount into which such Option or Options are exercisable which shall at all times equal the aggregate percentage of the Option Settlement Amount of this Option prior to such partial exercise, transfer or other issuance, less any portion thereof for which an Option has been exercised.  The percentage of the Option Settlement Amount to which a particular option is entitled upon full exercise is referred to as the “Applicable Percentage.”  The Applicable Percentage of the original Option upon issuance is 1.66667%.

2.

Continuing Covenants.

Issuer agrees as follows as long as any portion of this Option remains outstanding:

2.1

Maintenance of Office or Agency.  Issuer will notify the Option Holder as to the address of Issuer in the United States where this Option may be presented or surrendered for exercise, transfer, or exchange and where notices and demands to or upon Issuer in respect of this Option may be served.  Issuer initially designates its office at 1755 East Plumb Lane, Suite 220, Reno, Nevada 89502, as the office of Issuer for such purposes, and such address shall remain effective until Issuer gives the Option Holder written notice of change.

2.2

Restrictive Legend on Limited Liability Company Agreement.  Upon the date hereof, Issuer shall cause to be placed on all copies of its Issuer Limited Liability Company Agreement a legend indicating that one or more Options have been granted providing the Option Holders a right to be paid in the aggregate the Applicable Percentages of the Option Settlement Amount represented by such Option or Options on the terms set forth in such Option or Options.

2.3

No Impairment.  Without limiting the generality of any requirements or restrictions in this Option or any other Note Document, (a) Issuer shall not by any action including, without limitation, amending Issuer’s certificate of formation or effecting a reorganization, transfer of substantially all of Issuer’s assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Option but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Option Holder against impairment and (b) Issuer shall not and shall not permit any Affiliate to take any action to circumvent, diminish or impair the economic or other rights of Option Holder’s under this Option.

Upon the request of the Option Holder, Issuer will acknowledge in writing, in form reasonably satisfactory to the Option Holder, the continuing validity of this Option and the obligations of Issuer hereunder.

3.

Covenants.

Except with respect to any provision thereof that is waived from time to time by the Required Option Holders, Issuer agrees that during any Exercise Deferral Period (as defined in Section 5.2 below), and so long as any portion of this Option remains outstanding, it shall comply with the covenants set forth on Annex A hereto, as amended from time to time with the consent of the Required Option Holders.  “Required Option Holders” means holders of a majority (by aggregate applicable percentage of the Option Settlement Amount) of all Cash Settled Options issued pursuant to the Note Purchase Agreement

4.

Representations.

4.1

Representations of Issuer.  Issuer hereby represents and warrants that all of the representations of Issuer set forth in the Note Purchase Agreement are true and correct as of the date of this Option, except for representations expressly stated to relate to a specific earlier date, in which case such representations shall be true and correct in all material respects only as of such earlier date.  Issuer hereby represents and warrants that it is an “eligible contract participant” as that term is defined in Section 1a(12) of the Commodity Exchange Act (an “Eligible Contract Participant”).

4.2

Representations of Option Holder.  Option Holder hereby represents and warrants that it is (i) an “accredited investor” as that term is defined under Securities and Exchange Commission Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”) and (ii) an Eligible Contract Participant.

5.

Exercise of Option.

5.1

Right to Exercise.  On the terms of and subject to the conditions of this Section 5, this Option shall be automatically exercised (i) in full on the Initial Exercise Date (as defined below) or, if applicable, the Deferred Exercise Date (as defined in Section 5.2 below) or on any Acceleration Event (as defined in Section 5.6 below), or (ii) in part, to the extent of the Tag Percentage (as defined in Section 5.6 below), on any Partial Acceleration Event (as defined in Section 5.6 below).  Upon exercise, the Option Holder shall be entitled to receive payment of the Exercise Payment Amount (as defined in Section 5.4 below) in accordance with Section 5.4.  The “Initial Exercise Date” means (x) the Maturity Date or (y) such earlier date on which all Obligations (other than unmatured indemnity obligations) under the Note Documents have been repaid in full.

5.2

Exercise Deferral.  Issuer or Required Option Holders may defer the exercise of this Option that would occur on the Initial Exercise Date by providing written notice to the other party of such election (any such notice, a “Deferral Notice”) specifying the later date on which this Option shall become exercisable in full (the “Deferred Exercise Date”) which shall be not later than two (2) years after the Initial Exercise Date.  For the avoidance of doubt, a Deferral Notice may not be given with respect to any exercise on an Acceleration Event or Partial Acceleration Event.  To be effective any Deferral Notice must be given by the Issuer not later than the Initial Exercise Date and by Required Option Holders not later than the earlier of five (5) Business Days after the earlier of (x) receipt of written notice by the Required Option Holders of a notice of prepayment of all Obligations under subsection 3.3C of the Note Purchase Agreement and (y) the Initial Exercise Date.  Any Deferral Notice given by Required Option Holders shall be binding on all holders of Options.  In the event Issuer has elected to defer exercise in accordance with this Section 5.2, the deferral period, through the Deferral Exercise Date, shall be referred to as the “Exercise Deferral Period”.

5.3

Exercise Price.  The exercise price of this Option (the “Exercise Price”) as of any date of determination shall be equal to $1 for each 1% of the Option Settlement Amount for which this Option is exercised payable as provided in Section 5.4.

5.4

Payments by Issuer.  Upon exercise of this Option Issuer shall, promptly as practicable, and in any event within five (5) days after determination of the Option Settlement Amount in connection with such exercise pay the Applicable Percentage (or, in the case of a Partial Acceleration Event, the Tag Percentage) of the Option Settlement Amount (net of the Exercise Price) (the “Exercise Payment Amount”) to Option Holder in immediately available funds, against delivery by Option Holder of this Option duly endorsed or assigned to Issuer or in blank, at the principal office of Issuer.

If this Option is exercised in part, Issuer shall, at the time of payment of the amount set forth in this Section 5.4, issue and deliver to the Option Holder a new Option evidencing the right of the Option Holder to receive upon exercise the remaining Applicable Percentage of the Option Settlement Amount for which this Option shall not have been exercised, and this Option shall be canceled.

5.5

Option Settlement Amount.  The “Option Settlement Amount” as of any exercise date shall be equal to the fair market value of the equity of the Issuer, assuming a willing buyer and a willing seller, and taking into account the estimated useful life of the Project and any Indebtedness of Issuer and each other Issuer Party, in each case, as of such exercise date (the “Company Value”) as determined in good faith by the members of Issuer, or, if the Option Holder does not accept such determination, by an independent appraiser (the “Joint Appraiser”) selected by mutual agreement of Issuer and Required Option Holders or, if they cannot agree, as provided in the next sentence.  In the event that Issuer and Required Option Holders are unable to agree on an appraiser within thirty (30) days after the date of exercise, Issuer shall forthwith select one appraiser, Required Option Holders shall forthwith select a second appraiser, and the two appraisers so selected shall forthwith select a third appraiser with expertise in the appraisal of geothermal power generation and transmission facilities who shall be the Joint Appraiser.  Such third appraiser shall be instructed to complete the determination of the Company Value as soon as practicable, and in any event within sixty (60) days after the date of exercise.  Any determination of the Company Value reached by the Joint Appraiser shall be final.  No discount for minority interest or lack of liquidity should be applied.  The appraisal fees shall be paid by Issuer.

5.6

Acceleration Rights.

(a)

Issuer shall give the Option Holder written notice (an “Acceleration Event Notice”) of the occurrence of any of the following events (each, an “Acceleration Event”) as soon as practicable upon obtaining knowledge that such event is likely to occur, but in any event not later than the consummation thereof:  (i) any sale or other transfer of all or substantially all of the assets of Issuer or any other Issuer Party, in one transaction or a series of transactions, (ii) any merger, combination, consolidation or liquidation involving Issuer or any other Issuer Party, (iii) any Change of Control, (iv) an involuntary case shall be commenced against any Issuer Party under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including, without limitation, the Bankruptcy Code, or any Issuer Party shall have an order for relief entered with respect to it or (v) the commencement of a voluntary case by any Issuer Party under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, including, without limitation, the Bankruptcy Code, or consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law.  For the avoidance of doubt, a sale of Permitted Tax Equity shall neither give rise to nor constitute an Acceleration Event.  Upon the occurrence of an Acceleration Event, this Option shall accelerate and this Option shall be deemed to be automatically exercised in full for the Applicable Percentage.

(b)

Issuer shall also give the Option Holder written notice (a “Partial Acceleration Notice”) if Parent or any of its Affiliates Transfers any equity interests in Issuer or NGP I to any non-affiliated third party, other than a sale of Permitted Tax Equity (a “Partial Acceleration Event”) specifying the equity interests transferred.  Upon the occurrence of a Partial Acceleration Event, a portion of this Option (the “Tag Percentage”) equal to the Applicable Percentage multiplied by the percentage of equity interests in Issuer or NGP I transferred shall accelerate and this Option shall be deemed to be automatically exercised for the Tag Percentage.  For purposes hereof “Transfer” means any direct or indirect sale or other transfer of equity interests in Issuer or NGP I, provided that any sale or transfer of any equity interests in any upstream Affiliate of Issuer that is publicly traded shall not constitute a Transfer under this Option.

(c)

No Distributions to members shall be made from the proceeds of any transaction giving rise to an Acceleration Event or Partial Acceleration Event until the Issuer has fully complied with this Section 5.  The determination of whether any sale of all or substantially all of the assets has occurred shall be made in accordance with Delaware law.  Option Holder agrees to waive any rights to distributions and allocations from the Issuer to the extent and in the event that Option Holder were treated as a partner of Issuer in respect of owning an Option.  Issuer shall not treat Option Holder as a partner for any tax or other purposes, except to the extent otherwise clearly required by law.

6.

Transfers; Legends.

6.1

Restrictions on Transfer.  Option Holder may at any time sell, assign or transfer this Option by complying with the transfer procedures set forth in this Section 6.1; provided, that no sale, assignment or transfer of this Option shall be permitted unless (a) the subsequent purchaser, assignee or transferee (the “Transferee”) is a person who qualifies as both an Accredited Investor and an Eligible Contract Participant and (b) the transaction complies with applicable federal and state securities laws.  Issuer hereby acknowledges and agrees that any sale, assignment or transfer of this Option will give rise to a direct obligation of Issuer to the Transferee.

6.2

Legend on Options.  Each Option shall bear a legend in substantially the following form:

THIS OPTION HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

6.3

Tax Certificates.  The Option Holder shall provide the Issuer upon acquisition of this Option two accurate and complete original duly executed copies of the applicable IRS Form W-8 or IRS Form W-9 and associated documentation required under applicable law to establish in accordance with United States Treasury Regulations the Issuer’s withholding obligations, if any.  In addition, the Option Holder shall, at Issuer’s timely written request (with a copy to Agent), update such forms and documentation as necessary under applicable law.

7.

Miscellaneous.

7.1

Notices.  Unless otherwise specifically provided herein, any notice, delivery or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied or sent by registered or certified mail, postage prepaid, and shall be deemed to have been given when delivered in person, or otherwise upon receipt.  For the purposes hereof, the addresses of Option Holder and Issuer (until notice of a change thereof is delivered as provided in this Section 7.1) shall be as follows:

Issuer:

NGP Blue Mountain Holdco LLC

1755 East Plumb Lane, Suite 220

Reno, NV 89502

Attention: Max Walenciak

Telephone: 775-786-3399

Telecopier: 775-786-3399

with copies (which shall not constitute notice) to:

Nevada Geothermal Power Company

Suite 900 - 409 Granville Street

Vancouver, BC V6C 1T2

Attention: Andrew Studley

Telephone: 604-688-1553

Telecopier: 604-688-5926

Option Holder:

Trust Company of the West, not in its individual capacity but only as trustee of the trust established pursuant to an Individual Trust Agreement dated as of January 31, 1987, as amended, between The Boilermaker-Blacksmith Pension Trust and itself

c/o TCW Asset Management Company

1251 Avenue of the Americas, Suite 4700

New York, NY 10020

Attn:  Brian O'Connor - Energy and Infrastructure Group

Reference: NGP Blue Mountain

Telephone No.: 212-771-4000

Telecopier No.: 212-771-4025

with a copy (which shall not constitute notice) to:

TCW Asset Management Company

865 South Figueroa Street, Suite 2100

Los Angeles, California 90017

Attention:  R. Blair Thomas and Phil S. Abejar

Telephone No.: 213-244-0000

Telecopier No.: 213-244-0604

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, New York 10036

Attention :  Todd R. Triller

Telephone No.: 212-326-2000

Telecopier No.: 212-326-2061

7.2

Governing Law.  THIS OPTION SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

7.3

Indemnity and Expenses.

(a)

Issuer agrees to indemnify Option Holder from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Option and the transactions contemplated hereby or thereby (including, without limitation, enforcement of the terms of this Option, but excluding any income taxes with respect to this Option), except to the extent such claims, losses or liabilities result solely from Option Holder’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

(b)

Issuer shall pay all expenses in connection with the issue, sale and delivery of this Option.  Issuer will also pay to Option Holder upon demand the amount of any and all reasonable costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Option Holder may incur in connection with (i) the preparation of this Option, or (ii) the enforcement of any of the rights of Option Holder hereunder.

The provisions of this Section 7.3 shall survive any exercise or termination of this Option.

7.4

No Waivers; Remedies.  No failure or delay by Option Holder in exercising any right, power or privilege with respect to this Option shall operate as a waiver of the right, power or privilege.  A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.  The rights and remedies provided in this Option shall be cumulative and not exclusive of any rights or remedies provided by law.

7.5

Severability of Provisions.  Any provision of this Option that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Option or affecting the validity or enforceability of the provision in any other jurisdiction.

7.6

Independence of Covenants.  Except as otherwise expressly stated in a covenant herein, all covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a breach hereunder if such action is taken or condition exists.

7.7

Headings.  The headings of the sections and subsections of this Option are inserted for convenience only and do not constitute a part of this Option.

7.8

Amendment and Modifications.  This Option may be amended or modified only with the prior written consent of Issuer and Option Holder, provided that any covenant on Annex A may be waived by Required Option Holders.

7.9

Successors and Assigns.  This Option and the provisions hereof shall inure to the benefit of, and shall be binding upon, the parties hereto and their successors and permitted assigns.  This Option may not be assigned or otherwise transferred, in whole or in part, by Issuer.  This Option may be assigned in whole or in part by the Option Holder at any time subject to Section 6.1 hereof.

7.10

Entire Agreement.  This Option, the other Note Documents and the documents and agreements referred to herein and therein, embody the entire agreement and understanding between Issuer and the Option Holder with respect to the matters set forth herein, and supersede all other prior agreements and understandings relating to the subject matter hereof.

7.11

Exclusive Jurisdiction.  EACH OF ISSUER AND OPTION HOLDER, BY ACCEPTANCE HEREOF, AGREES THAT ANY LEGAL ACTION OR PROCEEDING AGAINST ANY PARTY HERETO WITH RESPECT TO THIS OPTION AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS OPTION, ISSUER HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF.  ISSUER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CORPORATION SERVICE COMPANY AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY ACTION OR PROCEEDING.  IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, ISSUER AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO AGENT.  ISSUER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ISSUER AT ITS ADDRESS REFERRED TO IN SECTION 7.1.  ISSUER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS OPTION BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED IN ANY OTHER JURISDICTION.

7.12

Waiver of Jury Trial.  EACH OF ISSUER AND OPTION HOLDER HEREBY IRREVOCABLY WAIVES, BY ACCEPTANCE HEREOF, ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS OPTION OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED, OR WHICH IN THE FUTURE MAY BE DELIVERED, IN CONNECTION WITH THIS OPTION.

7.13

Counterparts.  This Option may be executed in multiple counterparts, each of which shall constitute a single, complete agreement.

IN WITNESS WHEREOF, Issuer has caused this Option to be signed in its name by one of its officers thereunto duly authorized, and to be dated as of the day and year first above written.

NGP BLUE MOUNTAIN HOLDCO LLC

By:    Signed

Name:  Andrew Studley

Its:  Chief Financial Officer

Accepted by:

TRUST COMPANY OF THE WEST, not in its individual capacity but only as trustee of the trust established pursuant to an individual trust agreement dated as of January 31, 1987, as amended, between the Boilermaker-Blacksmith Pension Trust and itself

By:    Signed

Name:  Gerald J. Stalun
Title:  Managing Director

By:    Signed

Name:  Brian O’Connor
Title:  Senior Vice President

ANNEX A

EXERCISE DEFERRAL PERIOD COVENANTS

Subject to Section 3 of the Cash Settled Option, Issuer agrees to comply with the covenants set forth on this Annex A during any Exercise Deferral Period and so long as any portion of this Option remains outstanding.  References in this Annex A to the Note Purchase Agreement or the Note Documents shall be to such agreements as most recently in effect prior to the commencement of the Exercise Deferral Period (regardless of whether they remain in full force and effect).

1.

Reporting Covenants.

Issuer shall deliver to the Option Holder:

1.1

the financial statements, forecasts, projections, notices, certificates, and reports required to be delivered to Agent under subsection 6.1 of the Note Purchase Agreement at the times such reports are required to be delivered under the Note Purchase Agreement in each case regardless of whether the Note Purchase Agreement is then in effect or whether statements are then required to be delivered to Agent under the Note Purchase Agreement; and

1.2

from time to time, with reasonable promptness, such other information regarding Issuer and its business as the Option Holder may reasonably request.

2.

Other Covenants.

2.1

Books and Records.  Issuer shall, and shall cause each Issuer Party to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of Law shall be made of all dealings and transactions in relation to its business and activities.  Issuer shall, and shall cause each Issuer Party to, permit officers and designated representatives of Agent or any Option Holder to visit and inspect any of the properties of such Issuer Party and to examine the books of record and accounts of such Issuer Party and discuss the affairs, finances and accounts of such Issuer Party with, and be advised as to the same by, its and their officers and independent accountants, all upon at least seven (7) days’ written notice and at such reasonable times as Agent or such Option Holder may desire.

2.2

Operating Budget.  (a) Issuer shall cause NGP I to, not later than thirty (30) days before the EPC Substantial Completion Date, adopt an operating plan and a budget and provide a copy of such operating plan and budget at such time to Agent.  No less than forty-five (45) Business Days in advance of the beginning of each calendar year thereafter, NGP I shall similarly adopt an operating plan and a budget for the ensuing calendar year and provide a copy of such operating plan and budget at such time to Agent.  (Each such operating plan and budget is herein called an “Operating Budget”).  If NGP I shall not have adopted an annual Operating Budget before the beginning of any calendar year or any Operating Budget adopted by NGP I shall not have been accepted by Agent (acting in consultation with the Independent Engineer) before the beginning of any upcoming calendar year, the Operating Budget for the preceding calendar year shall, until the adoption of an annual Operating Budget by NGP I and acceptance of such Operating Budget by Agent (acting in consultation with the Independent Engineer), as the case may be, be deemed to be in force and effective as the annual Operating Budget for such upcoming calendar year; provided, that if the initial Operating Budget is not approved by Agent (acting in consultation with the Independent Engineer), NGP I may use a budget that is consistent with the Projections delivered pursuant to subsection 4.1U of the Note Purchase Agreement until an initial Operating Budget is approved, and shall work diligently to prepare an initial Operating Budget that is acceptable to Agent (acting in consultation with the Independent Engineer).

(b)

Issuer shall not, and shall not permit any other Issuer Party to, expend any amount or incur any obligation with respect to any Fiscal Year in an aggregate amount for all Issuer Parties which exceeds the aggregate amount of all expenditures set forth in the Operating Budget (including the Operating Budget (as defined in the Note Purchase Agreement) for the Fiscal Year in which the Exercise Deferral Period begins by more than ten percent (10%).

2.3

Equity Issuances; Distributions.

(a)

Except for the sale of Permitted Tax Equity on the Tax Equity Closing Date pursuant to the terms of subsection 7.1B of the Note Purchase Agreement, Issuer shall not, and shall not cause or permit any Issuer Party to, directly or indirectly, issue, sell, transfer, assign, pledge or otherwise encumber, or grant any options, rights or warrants with respect to, any Equity Interests or other ownership interests of any Issuer Party, except for Liens on such Equity Interests or other ownership interests created pursuant to the terms of the Note Documents, any Permitted Senior Construction Indebtedness Documents or any Permitted Refinancing Documents.

(b)

Except as permitted in the Note Purchase Agreement and the Issuer Account Management Agreement, Issuer shall not directly or indirectly, declare, order, pay, make or set apart any sum for any Distribution and, in any event, any such Distribution shall be made solely from operating cash flow.

2.4

Indebtedness; Contingent Obligations.  Issuer shall not, and shall not cause or permit any Issuer Party to, without the prior written consent of Required Option Holders create, incur, assume, suffer to exist or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, or any Contingent Obligation, except indemnities provided under the Transaction Documents, Permitted Senior Construction Indebtedness (subject to the terms of the Note Purchase Agreement), Permitted Refinancing Indebtedness (subject to the terms of the Note Purchase Agreement), Contingent Obligations in connection with any Permitted Tax Equity and other Indebtedness in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.

2.5

Liens.  Issuer shall not, and shall not cause or permit any Issuer Party to, create, incur, assume or suffer to exist, directly or indirectly, any Lien on any of its property now owned or hereafter acquired, other than Permitted Liens.

2.6

Restriction on Fundamental Changes.

(a)

Issuer shall not, and shall not cause or permit any Issuer Party to, enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any part of its business or property (other than drilling permits that the Geothermal Consultant determines not to be reasonably required for the Project), whether now owned or hereafter acquired, except (i) sales of obsolete and/or replaced equipment, (ii) sales of inventory in the ordinary course of business, or (iii) sales of other property not material to the operation of the Project and with an aggregate book value (a) not in excess of $250,000 during any Fiscal Year or (b) with the prior written consent of Agent, in excess of $250,000 (but not in excess of $1,000,000) during any Fiscal Year.

(b)

Issuer shall not, and shall not cause or permit any Issuer Party to, (i) acquire by purchase or otherwise any property or assets of, or stock or other evidence of beneficial ownership of, any Person, except pursuant to the Project Documents (entered into in accordance with the terms of the Note Purchase Agreement, or after termination thereof, in the ordinary course of business) and except acquisitions of property or assets in the ordinary course of NGP I’s business, (ii) create or acquire any Subsidiary or (iii) enter into any partnership or joint venture.

2.7

Advances, Investments and Loans. Issuer shall not, and shall not cause or permit any Issuer Party to, lend money or credit or make advances or contributions to any Person, or directly or indirectly purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to any Person, except that (a) Issuer may make capital contributions to NGP I and (b) Issuer and NGP I make short term investments in cash equivalents.

2.8

Transactions with Affiliates.  Except as permitted in the Note Documents, Issuer shall not, and shall not cause or permit any Issuer Party to, directly or indirectly, enter into any transaction or series of related transactions with any Affiliate, unless expressly consented to by Required Option Holders.

2.9

Changes in Business.  Issuer shall not cause or permit NGP I to enter into or engage in any business other than the ownership, development, construction, operation and maintenance of the Project in accordance with the Transaction Documents.  Issuer shall not, and shall not cause or permit any Issuer Party (other than NGP I) to, engage in any business other than consummation of the transactions contemplated by the Transaction Documents, and, in the case of Issuer, ownership of the Equity Interests of the other Issuer Parties.

2.10

Modification of Organizational Documents.  Issuer shall not, and shall not permit any Issuer Party to, amend, supplement, terminate or waive, or consent to the amendment, supplement, termination or waiver of any of the provisions of the Issuer Limited Liability Company Agreement or the NGP I Limited Liability Company Agreement except for such modifications as would not be adverse to Option Holder and except for any amendment required in connection with Permitted Tax Equity.

2.11

Compliance with Law; Regulation.

(a)

Issuer shall cause each Issuer Party to own, construct, operate and maintain the Project (or, as applicable, cause the Project to be constructed, operated and maintained) in compliance with all Laws, except such noncompliance as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)

Issuer shall not permit any Issuer Party to be deemed by any Governmental Authority to be, or be subject to, or not exempt from, financial, organizational or rate regulation as, an “electric utility,” “electric corporation,” “electrical company,” “gas utility,” “steam company,” “steam utility,” “public utility,” “public utility holding company,” “water utility”, “public service company” or similar entity under (i) the laws of any state respecting the rates, financial or organizational regulation of electric, water or steam utilities or companies, (ii) the Federal Power Act, except Sections 205 and 206 thereof and other provisions of the Federal Power Act from which Issuer as a Qualifying Facility is not exempt as set forth in 18 C.F.R. § 292.601(c)(2)-(5), or (iii) PUHCA.  Issuer shall not permit any Issuer Party to take any action to cause itself to be (or omit to take any action necessary to prevent itself from becoming) subject to securities or rate regulation by the Nevada Public Utilities Commission.

2.12

Debt Repayment or Modification.  Issuer shall not, and shall not permit any Issuer Party to:

(a)

amend or modify, or permit the amendment or modification of, any provision of any agreement relating to any Indebtedness of any Issuer Party with a principal amount in excess of $2,500,000, other than amendments or modifications that are not in any manner adverse to Option Holder; or

(b)

make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness of any Issuer Party with a principal amount in excess of $2,500,000 (other than obligations under the Transaction Documents or any Permitted Senior Construction Indebtedness Documents with the proceeds of any Permitted Refinancing Indebtedness or Permitted Tax Equity), whether by prepayment, refinancing, exchange, defeasance or otherwise, other than scheduled principal, interest and fee payments and mandatory prepayments with respect to such Indebtedness.